Exhibit 4.21

Tenancy Agreement

An Agreement made the 12th day of August 2024

BETWEEN Ms. LÊ THỊ UY ,Vietnamese citizen, ID No. 03317004674 issued on 13 April 2021 at the Department of National Police, residing at Cam Xa, My Hao Town, Hung Yen Province, Vietnams) (hereinafter called “the Landlord” which expression shall where the context so admits include the person for the time being entitled to the reversion immediately expectant on the expiration of the term hereby created) of the one part and J-Long Trims Vietnam Co., Ltd.(holder of Enterprise Registration Certificate No. 0901161605) of Lot L5, Pho Noi B Textile Industrial Zone, Di Su Commune, My Hao Town, Hung Yen Province, Vietnam (correspondence address)

(hereinafter called “the Tenant” which expression shall where the context so admits include his successors in title) of the other part WHEREBY IT IS AGREED as follows:

1.	The Landlord shall let and the Tenant shall take the entire four-storey dormitory building located at No. 5, Pho Duc Chinh Street, Ban Yen Nhan Ward, My Hao Town, Hung Yen Province, Vietnam (the “Premises”). (hereinafter referred to as “the said Premises”) under the terms and conditions herein contained. The total area of the said Premises is 90 square metres, comprising seven (7) bedrooms suitable for seven (7) to nine (9) occupants. Any change in the number of occupants shall be promptly notified in writing by the Tenant to the Landlord.

2.	The tenancy shall commence on 12 August 2024 (the “Commencement Date”) and shall expire on 11 August 2027 at 23:59 hours (the “Expiry Date”), unless sooner terminated in accordance with Clause 7. Renewal: Upon expiry, should the Tenant wish to renew and the Landlord has not given sixty (60) days’ prior written notice of non-renewal, the tenancy shall be deemed extended on terms to be mutually agreed at that time.

3.	The rent for the said Premises shall be：

Year 1 (12 Aug 2024 – 11 Aug 2025): USD equivalent of VND 17,000,000 per month.

Years 2 & 3 (12 Aug 2025 – 11 Aug 2027): USD equivalent of VND 18,000,000 per month.

All rents are exclusive of VAT, personal-income tax and any other applicable taxes or fees. Payment Terms: Rent is payable in advance for each six-month period, within three (3) banking days after signing and within three (3) banking days after the commencement of each subsequent six-month period.Security Deposit: The Tenant shall pay VND 119,000,000 (one month’s rent plus the first six-month instalment) within three (3) banking days after execution. The Security Deposit shall not be applied to rent and will be refunded without interest within fourteen (14) days after the Tenant returns vacant possession and has settled all outstanding charges, less any deductions for damages or breach.

4.	The Premises shall be used solely as a dormitory for employees of the Tenant and for no other purpose without the prior written consent of the Landlord.

5.	The Tenant shall contract directly with the relevant authorities or service providers for electricity, water, internet, telephone and any other utilities. All consumption charges, connection fees, deposits and any related taxes shall be borne by the Tenant.

6.	Landlord’s Obligations: The Landlord shall maintain the structural elements of the Premises, including but not limited to the roof, external walls, main doors and drainage, in good repair, except where the need for repair arises from the act or neglect of the Tenant. Tenant’s Obligations: The Tenant shall keep the interior of the Premises, including fixtures, furniture and equipment detailed in Schedule 1 (Handover Minutes), in good and tenantable repair and condition, fair wear and tear excepted, and shall bear the cost of repair or replacement of any damage caused by its employees or invitees.

7.	Either party may terminate this Agreement after the expiry of the first twelve (12) months by giving not less than sixty (60) days’ prior written notice to the other party. ● Immediate termination is permitted if either party commits a material breach and fails to remedy such breach within thirty (30) days after written notice. ● Upon termination, the Tenant shall deliver vacant possession of the Premises in the same condition as at handover, fair wear and tear excepted. ● Breach Compensation: Any party failing to comply with the notice or termination provisions must compensate the other party two (2) months’ rent.

8.	Neither party shall be liable for any failure or delay in performance of its obligations under this Agreement caused by events beyond its reasonable control, including but not limited to acts of God, war, civil commotion, government action, epidemic or pandemic, provided that the affected party promptly notifies the other party and uses reasonable endeavours to mitigate the effect of such event.

9.	This Agreement shall be governed by and construed in accordance with the laws of Vietnam. Any dispute arising out of or in connection with this Agreement shall first be resolved by negotiation between the parties within thirty (30) days. If not resolved, either party may submit the dispute to the competent People’s Court of Hung Yen Province, whose decision shall be final and binding. The losing party shall bear all court fees and reasonable legal costs.

10.	Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, representations or understandings, whether oral or written. Amendments: Any amendment or modification shall be valid only if made in writing and signed by both parties. Counterparts: This Agreement is executed in four (4) original copies in English; each party shall retain two (2) copies.

Acknowledged the receipt of the Security Deposit of VND17,000,000.00 by the Landlord	Acknowledged the receipt of _______key(s) of the Premises by the Tenant

/s/ Ms. LÊ THỊ UY	/s/ J-LONG TRIMS VIETNAM CO., LIMITED.
ID No. 03317004674	Registration Certificate No. 0901161605

Confirmed and Accepted all the terms and conditions contained herein by the Landlord	Confirmed and Accepted all the terms and conditions contained herein by the Tenant

/s/ Ms. LÊ THỊ UY	/s/ J-LONG TRIMS VIETNAM CO., LIMITED.
ID No. 03317004674	Registration Certificate No. 0901161605

Witnessed by:

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